FXCM Reports Monthly Metrics

Second highest retail average daily volume in FXCM history

NEW YORK—February 11, 2013 – FXCM Inc. (NYSE: FXCM) today announced certain key operating metrics for January 2013 for its retail and institutional foreign exchange business.

January 2013 Retail Trading Metrics

•	Retail customer trading volume(1) of $363 billion in January 2013, 42% higher than December 2012 and 22% higher than January 2012.

•	Average retail customer trading volume(1) per day of $16.5 billion in January 2013, 22% higher than December 2012 and 22% higher than January 2012. Second highest retail average daily volume in FXCM history

•	An average of 432,647 retail client trades per day in January 2013, 6% higher than December 2012 and 25% higher than January 2012.

•	Tradeable accounts(2) of 189,107 as of January 31, 2013, a decrease of 1,110, or 1% from December 31, 2012, and a decrease of 7,603 or 4%, from January, 2012. Active accounts, accounts which have placed a trade in the past 12 months, increased by 4,081 accounts to 175,011 in January 2013 from December 2012.

January 2013 Institutional Trading Metrics

•	Institutional customer trading volume(1) of $116 billion in January 2013, 45% higher than December 2012 and 6% higher than January 2012.

•	Average institutional trading volume(1) per day of $5.3 billion in January 2013, 25% higher than December 2012 and 6% higher than January 2012.

•	An average of 15,878 institutional client trades per day in January 2013, 40% higher than December 2012 and 26% lower than January 2012.

“Over the last two years, FXCM has invested in expanding our market footprint and revenue capacity during a period where muted market conditions placed significant constraints on growth,” said Drew Niv, CEO of FXCM. “In 2013, we are starting to see the impact of those efforts as trading activity grew in all our business segments amid improved market conditions,” he continued. “We continue to believe that our scale positions FXCM well whether volatility continues to improve from recent historic lows or returns to levels we experienced last year.”

More information, including historical results for each of the above metrics, can be found on the investor relations page of the Company's corporate web site, www.fxcm.com.

This operating data is preliminary and subject to revision and should not be taken as an indication of the financial performance of FXCM Inc. FXCM undertakes no obligation to publicly update or review previously reported operating data. Any updates to previously reported operating data will be reflected in the historical operating data that can be found on the Investor Relations page of the Company's corporate web site, www.fxcm.com.

(1) Volume that FXCM customers traded in period translated into US dollars.

(2) An account that has sufficient funds to place a trade in accordance with FXCM trading policies.

Disclosure Regarding Forward-Looking Statements

In addition to historical information, this release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which reflect FXCM Inc.'s current views with respect to, among other things, its operations and financial performance for the future. You can identify these forward-looking statements by the use of words such as "outlook," "believes," "expects," "potential," "continues," "may," "will," "should," "seeks," "approximately," "predicts," "intends," "plans," "estimates," "anticipates" or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. FXCM Inc. believes these factors include but are not limited to evolving legal and regulatory requirements of the FX industry, the limited operating history of the FX industry, risks related to the protection of its proprietary technology, risks related to its dependence on FX market makers, market conditions and those other risks described under "Risk Factors" in FXCM Inc.'s Annual Report on Form 10-K and other SEC filings, which are accessible on the SEC website at sec.gov.

These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this presentation and in our SEC filings. FXCM Inc. undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

About FXCM Inc.

FXCM Inc. (NYSE: FXCM) is a global online provider of foreign exchange (forex) trading and related services to retail and institutional customers world-wide.

At the heart of FXCM's client offering is No Dealing Desk forex trading. Clients benefit from FXCM's large network of forex liquidity providers enabling FXCM to offer competitive spreads on major currency pairs. Clients have the advantage of mobile trading, one-click order execution and trading from real-time charts. FXCM's U.K. subsidiary, Forex Capital Markets Limited, also offers CFD products with no re-quote trading and allows clients to trade oil, gold, silver and stock indices along with forex on one platform. In addition, FXCM offers educational courses on forex trading and provides free news and market research through DailyFX.com.

Trading foreign exchange and CFDs on margin carries a high level of risk, and may not be suitable for all. Read full disclaimer.

FXCM Inc.
Jaclyn Klein, 646-432-2463
Vice-President, Corporate Communications

And Investor Relations
jklein@fxcm.com